Exhibit 16.1

Smith & Company

A Professional Corporation of Certified Public Accountants

July 2, 2003

SECPS Letter File

U.S. Securities and Exchange Commission

Mail Stop 9 – 5

450 Fifth Street, Northwest

Washington, DC 20549

RE:	E Med Future, Inc. – SEC File No. 033-55254-36

Ladies and Gentlemen:

We have read Item 4 of the 8-K to be filed on or about July 3, 2003 for E Med Future, Inc., and agree with the statements contained therein as they relate to Smith & Company.

Very truly yours,

SMITH & COMPANY

By:	/s/ WILLIAM R. DENNEY
William R. Denney

10 West 100 South, Suite 700 • Salt Lake City, Utah 84101-1554

Telephone: (801) 575-8297 • Facsimile: (801) 575-8306

E-mail: smithcocpa@earthlink.net

Members: American Institute of Certified Public Accountants • Utah Association of Certified Public Accountants